UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2006

Kosan Biosciences Incorporated

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-31633	94-3217016
(Commission File Number)	(IRS Employer Identification No.)

3832 Bay Center Place, Hayward, CA 94545

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (510) 732-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

1. Stock Option Grants

On January 3, 2006, Kosan Biosciences Incorporated, a Delaware corporation (the “Company”) granted Margaret A. Horn, Senior Vice President, General Counsel and Secretary, an option to purchase 20,000 shares of the Company’s common stock, at an exercise price of $4.46 per share and vesting as to 25% of the shares on January 3, 2007 with the remaining shares vesting ratably over the following 36 months.

In connection with his appointment to the executive management committee of the Company, on February 17, 2006, the Company granted Pieter Timmermans, Ph.D., Senior Vice President, Drug Discovery and Pre-Clinical Development, an option to purchase 20,000 shares of the Company’s common stock, at an exercise price of $4.66 per share and vesting as to 25% of the shares on February 17, 2007 with the remaining shares vesting ratably over the following 36 months.

In connection with his appointment to the Company’s executive management committee, on February 17, 2006, the Company granted Peter Licari, Ph.D., Senior Vice President, Manufacturing and Operations, an option to purchase 15,000 shares of the Company’s common stock, at an exercise price of $4.66 per share and vesting as to 25% of the shares on February 17, 2007 with the remaining shares vesting ratably over the following 36 months.

2. Target Cash Bonuses

The Company set a 2006 target cash bonus for each of Drs. Timmermans and Licari at 30% of his respective annual base salary, effective as of January 1, 2006. Dr. Timmermans’ 2006 annual base salary is $249,890, and Dr. Licari’s 2006 annual base salary is $222,610. The actual bonus payable to each of Drs. Timmermans and Licari (if any) will depend on the extent to which the Company’s and his actual performance meets, exceeds or falls short of specified corporate objectives and/or individual performance objectives approved by the Compensation Committee of the Company’s Board of Directors and on the level of the Company’s then current or anticipated cash reserves.

3. Change in Control and Severance Agreements

The Company and each of the Company’s executive officers, including Drs. Timmermans and Licari, have entered into a Change in Control and Severance Agreement (the “Change in Control Agreement”), which provides for payment of certain benefits to the executive officer if, at any time within one month prior to, or 18 months following, a Change in Control (as defined in the Change in Control Agreement), the executive officer’s employment with the Company is terminated by means of either a Constructive Termination or an Involuntary Termination Without Cause (as such terms are defined in the Change in Control Agreement), including:

(A) Payment to the executive officer of a lump sum cash payment equal to (a) two times the executive officer’s annual base salary, plus (b) two times the greatest of (i) the cash bonus paid to the executive officer in the year prior to termination, (ii) the target cash bonus to be paid to the executive officer in the year in which the termination occurs and (iii) the target cash bonus as in effect immediately prior to the Change in Control;

(B) The vesting and exercisability of all outstanding options to purchase the Company’s common stock held by the executive officer on the date of termination will be accelerated in full, and any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any other stock award granted to the executive officer by the Company will lapse. In the event of a termination, the exercise period of any outstanding option held by the executive officer on the date of termination will be extended, if necessary, such that the exercise period will not terminate prior to the later of (a) 12 months after the effective date of termination and (b) the post-termination exercise period provided for in such option, subject to certain exceptions; and

(C) In the event that the executive officer timely elects continued coverage of a health, dental or vision plan sponsored by the Company under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the full amount of the executive officer’s COBRA premiums, including coverage for the executive officer’s eligible dependants, for a period equal to the earlier of (a) 24 months or (b) the executive officer’s death or the effective date of the executive officer’s coverage by a medical, dental or vision insurance plan of a subsequent employer. All other benefits (such as life insurance, disability coverage and 401(k) plan coverage) will terminate as of the executive officer’s termination date (except to the extent that a conversion privilege may be available thereunder).

Under the terms of the Change in Control Agreement, if the payments to the executive officer result in the imposition of any excise taxes, the Company is required to make an additional payment to the executive officer to cover such taxes (including any taxes on such additional payment).

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 22, 2006, Daniel V. Santi, M.D., Ph.D. resigned from the Board of Directors of the Company. Dr. Santi’s resignation was not the result of any disagreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kosan Biosciences Incorporated

Dated: February 24, 2006	By:	/s/ Margaret A. Horn
Margaret A. Horn, Senior Vice President, General Counsel and Secretary